SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 10, 2011

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In November 2010, Northern States Power Company (NSP-Minnesota) filed a request with the Minnesota Public Utilities Commission (MPUC) to increase annual electric rates in Minnesota for 2011 by approximately $150 million, or an increase of 5.62 percent.  The rate filing is based on a 2011 forecast test year and included a requested return on equity (ROE) of 11.25 percent, an electric rate base of approximately $5.6 billion and an equity ratio of 52.56 percent.  NSP-Minnesota requested an additional increase of $48.3 million or 1.81 percent effective Jan. 1, 2012, to address certain known and measurable cost increases in 2012.

The MPUC approved an interim rate increase of $123 million, effective Jan. 2, 2011.  The interim rates are subject to refund and will remain in effect until the MPUC makes its final decision on the case.

In May 2011, NSP-Minnesota revised its rate increase request to approximately $126.4 million or 4.7 percent for 2011, largely due to a revised requested ROE of 10.85 percent.  NSP-Minnesota also reduced its requested increase for 2012 to $44.7 million.

In May 2011, as part of surrebuttal testimony the Office of Energy Security (OES) recommended a $58 million  rate increase, based on a 10.37 percent ROE and a $31 million adjustment for income taxes related to bonus depreciation.  The Office of Attorney General (OAG) and the Xcel Large Industrial Group (XLI) recommended a reduction and refund of depreciation reserves and reductions to or elimination of incentive compensation. The OAG recommended to refund the liability associated with retiree medical benefits.

At the hearings in June 2011, NSP-Minnesota resolved differences with the OES on income taxes and sales forecast.  NSP-Minnesota also made an adjustment to bad debt and incentive compensation expense.  As a result of these adjustments, NSP-Minnesota revised its requested rate increase to $122.8 million. The OES revised its recommendation to reflect these same changes to approximately $84.7 million.  The primary difference between the NSP-Minnesota requested rate increase and the OES updated recommendation are associated with the ROE and compensation issues.

Absent a shut down of state government, which would result in a delay, an MPUC decision is expected in the fourth quarter of 2011.  The remaining schedule is listed below:

•	Initial brief:	July 29, 2011
•	Reply brief and findings:	Aug. 19, 2011
•	Administrative law judge recommendations:	Sept. 26, 2011
•	MPUC order:	Nov. 28, 2011

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and NSP-Minnesota have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or imposed environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy and NSP-Minnesota in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s and NSP-Minnesota’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 14, 2011	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)

/s/ DAVID M. SPARBY
David M. Sparby
Vice President and Chief Financial Officer